One Financial Plaza, Hartford, CT 06103 | 800.248.7971 | Virtus.com

July 26, 2019

Wendy Hills
8912 Rosewood Drive
Prairie Village, KS 66207

Dear Wendy:

We are pleased to extend an offer of employment for the position1 of Executive Vice-President, Chief Legal Officer, General Counsel and Secretary with Virtus Investment Partners. Your hire date is anticipated to be September 16, 2019. The structure of your offer is as follows:

Base Salary
An annualized base salary of $350,000, paid on a semi-monthly basis in the amount of $14,583.34 per period.

Annual Incentive
You will be eligible to participate in the Executive Officer annual incentive plan. Your target award for the annual incentive will be $800,000. For 2019, your award amount will be guaranteed based on the target level, prorated based on your start date. The 2019 Annual Incentive awards are anticipated to be paid on or about March 15, 2020. For the 2020 plan year, which begins January 1, 2020, you will continue to participate in the annual incentive plan at the target level of $800,000. Actual awards are based on both company and individual performance against pre-established goals and objectives, some quantitative and others qualitative in nature. You must be actively employed and in good standing at the time of payout in order to receive an annual incentive payment.

Long Term Incentive
Beginning with the 2020 plan year, you will also be eligible to participate in the Long Term Incentive Plan (LTIP) with a target award of $450,000. Half of the award will be granted in Performance Share Units (PSUs) with three-year cliff vesting. The other half of the award will be granted in Restricted Stock Units (RSUs) that ratably vest over three years. Your first LTIP award will granted on or about March 15, 2020. The grant will be subject to the terms and conditions of the plan document and your grant agreement. You must be actively employed and in good standing at the time of payout in order to receive any incentive payment.

Sign-On Cash Award
You will receive a cash sign-on bonus of $100,000, due and payable on the pay period following 90 days of employment. You will be required to repay this amount if you voluntarily terminate your employment or are involuntarily terminated for cause, as defined in the Executive Severance Plan, within twelve months of employment.

Sign-On Equity Awards
Effective at the close of business on your actual date of hire, you will be awarded a sign-on equity grant with an approximate value of $300,000 in the form of RSU’s with a 3-year cliff vesting period. Again, the terms of the plan and grant documents will control.

1 This is a full-time, salary exempt position, which means you will not be eligible for overtime pay for hours worked in excess of 40.
Securities distributed by VP Distributors, LLC

One Financial Plaza, Hartford, CT 06103 | 800.248.7971 | Virtus.com

Benefit Plans
You will be eligible to participate in our benefit plans including: vacation, paid holiday, medical, dental, vision, disability, group term life insurance, Employee Stock Purchase Plan and the Savings and Investment Plan, a 401(k) retirement plan, among other programs. The Company retains the right to change benefit plans at any time. Upon your hire we will arrange for your orientation which will include a complete review of benefit programs.

Beginning in 2020, you will be eligible to earn up to 22 days of vacation annually. For the remainder of 2019, you will be eligible to accrue 10 days of which 5 days may be carried over to be used in 2020.

Relocation
In order to facilitate your relocation, you will receive a one-time bonus of $75,000 to cover moving and related expenses. This payment will be made to you within 30 days following your date of hire. Should you fail to relocate within one year of your date of hire, you will be required to repay this amount to the Company.

At Will Employment and Severance
Your employment with the Company will be “at-will.” We will recommend to the Board of Directors that you be included as a participant in the Executive Severance Plan that is in place for Executive Officers of the company. A copy of the plan will be provided under separate cover.

This Offer Letter includes the attached Addendum, which states additional terms and conditions that are deemed a material part of this offer of employment. Our offer of employment is made in good faith; however, it is contingent upon the successful fulfillment of our employment screening process, which includes a background investigation. If you accept this offer of employment, please initial all pages and sign the Addendum and Acceptance of Employment Offer below and return it by confidential fax to (860) 241-1097 or via email scan to mardelle.pena@virtus.com no later than August 1, 2019.

Wendy, we look forward to you joining our team. Please contact me at (860) 263-4830 if you have any questions.

Sincerely,

/s/ Mardelle W. Pena
Mardelle W. Peña
Executive Vice President, Human Resources
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One Financial Plaza, Hartford, CT 06103 | 800.248.7971 | Virtus.com

OFFER LETTER ADDENDUM AND ACCEPTANCE OF EMPLOYMENT OFFER

I hereby accept employment with Virtus Investment Partners (“the Company”) based on the conditions described in this offer letter. I also understand that the representations in this letter and in my meetings with the Company should not be construed in any manner as a proposed contract for any fixed term. I hereby confirm that I am entirely free to accept employment by the Company, on the terms set forth herein, without any legal or contractual restrictions or limitations on my ability to accept employment, express or implied, from or with respect to any prior employers including limitations such as restrictive or non-competition covenants, non-solicitation restrictions, so-called “garden leaves” or “paid notice periods.”
I understand that failure to disclose any contractual or legal restrictions or limitations that could impair or affect my ability to commence employment on my scheduled start date or to fully discharge my undertakings to the Company thereafter would constitute grounds for disciplinary action by the Company up to and including termination. I further understand that I am employed as an at-will employee, meaning the Company or I may terminate my employment at any time with or without cause.
I also understand that a condition of employment includes the acknowledgement and signing of the Company’s Code of Conduct, Conflict of Interest, and Confidentiality agreements and any other forms and processes as required by the Company’s Compliance Department. I understand that I may not use or disclose confidential information of my prior employer or any other person in connection with my employment with the Company. I certify that I have used due diligence to locate any and all commitments made by me to my prior employer with respect to the protection of its trade secrets and confidential information, and I have reviewed all such commitments. I further certify that I do not possess any materials containing my prior employer’s trade secrets and/or confidential information, and I have not and will not disclose or use any such trade secrets and/or confidential information about which I have personal knowledge.
I understand that any questions I may have regarding the details of this offer should be addressed with my manager and/or Human Resources.
I understand that according to federal law, all individuals who are hired must, as a condition of employment, produce certain documentation to verify their identity and work authorization. As a consequence, I understand that any offer of employment will be contingent on my ability to produce the required documentation within the time period stated by law.
/s/ Wendy J. Hills
NAME

August 1, 2019
Date

Image as PDF & Email to: Mardelle.pena@virtus.com or fax directly & confidentially to 860-241-1097

Securities distributed by VP Distributors, LLC